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                                                                    Exhibit 10.5

DELIVERY  CONTRACT # DT1


June 25, 2001


Komsomolsk-on-Amur

Turner Equipment Services LTD, formed and operating on the basis of Great Britain, hereinafter referred to as "SELLER", in the persons of Dan Turner, President, on the one part, and JSC "FOREST-STARMA", a legal person, formed and operating on the basis of the legislation of the Russian Federation, hereinafter referred to as "CUSTOMER", in the persons of Mr. David Daggett, General Director, Mr. Valery Limarenko, First Deputy General Director, acting on the basis of the Charter, on the other part, (the SELLER and the CUSTOMER are hereinafter referred to as the "PARTIES"), have entered into this Contract as follows:

1.       SUBJECT OF THE CONTRACT

1.1 The SELLER shall deliver and the CUSTOMER shall purchase goods consisting of logging equipment, transport facilities, spare parts and other wares, hereinafter referred to as "goods", necessary for the normal operation of the CUSTOMER. The goods carried by sea shall be carried c.i.f. to Vanino, Russian Federation. The goods carried by air shall be delivered c.i.f. to Khabarovsk, Russian Federation. The delivered goods are intended to be used by the CUSTOMER for its own needs.

The delivery obligations of the SELLER and the CUSTOMER are set forth in "INKOTERMS 2000" and are compulsory for both PARTIES under this Contract.

1.2. The goods must be delivered in consignments. For each consignment the PARTIES shall make a separate Attachment to this Contract specifying the name, quantity, price of the goods (in USD) to be delivered, estimated shipping and arrival dates, delivery terms (c.i.f. Vanino, c.i.f. Khabarovsk) as well as other delivery and payment terms in case they differ from those specified in this Contract. The Attachments shall also contain information specified in 3.4.2 of this Contract. Unless otherwise specified in the proper Attachments to the Contract, the goods shall be delivered on the terms indicated in this Contract.


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2.       PRICE

2.1. The total value of this Contract shall not exceed 2,000,000.00 (two million dollars) UDS.

2.2. Prices for each consignment of the goods delivered under this Contract shall be indicated in the proper Attachment to the Contract provided that the total cost of all goods delivered under this Contract shall not exceed the total value of the Contract specified in 2.1.

2.3. The price of the goods shall include their packaging, transporting, insurance and freight as well as taxes and customs duties as well as other dues and formalities charged in the country of the SELLER in connections with the fulfillment of this Contract.

3.       PAYMENT AND DELIVERY

3.1.     The currency of payments under the Contract shall be US dollars.

3.2. The fees and commission charged by the bank in the country of the SELLER shall be paid by the SELLER. The fees and commission charged by the bank in the country of the CUSTOMER shall be paid by the CUSTOMER.

3.3. The payments under this Contract for the delivered goods shall be done by way of transferring money from the bank account of the CUSTOMER to the bank account of the SELLER in accordance with the information specified in section 9 "Legal Addresses and bank accounts of the PARTIES" of this Contract.

3.4. Terms of payment: advance payment for several consignments of the goods; the custom clearance of each consignment must be completed no later than 90 days after the date the advance payment was transferred.

3.4.1. The PARTIES shall make the Addenda to this Contract specifying the amount of advance payment for several consignments of goods.

3.4.2. After the advance payment is transferred, the delivery of each consignment of the goods shall be covered by a separate Attachment as provided by this Contract. Besides the requirements of section 1.2 of this Contract, the Attachment shall also indicate the number of the Addendum under which the transfer of the advance payment was made for the consignment of the goods, and the balance of accounts between the PARTIES as of the date the Attachment was signed.

3.4.3. The final settlement of payments between the PARTIES with regard to the advance payment shall be made no later than 90 calendar days after the advance payment was made:

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 .  if during 80 calendar days after the advance payment was transferred the
   SELLER has delivered (cleared from the customs formalities) the consignment of the goods for the amount less than the advance payment transferred, then the SELLER shall return to the CUSTOMER the remainder of the advance payment (the advance payment less the cost of the goods cleared from the customs formalities). The CUSTOMER must receive the remainder of the advance payment no later than 90 calendar days after the date of the advance payment was transferred. If the CUSTOMER does not receive the remainder of the advance payment by the specified deadline through the fault of the SELLER, then the SELLER shall reimburse the CUSTOMER for expenses associated with payments of fines laid upon the CUSTOMER by the Russian foreign currency supervisory authorities.

 . if during 80 calendar days after the advance payment was transferred the SELLER has delivered (cleared from the customs formalities) the consignment of the goods for the amount which exceeds the advance payment transferred, then the CUSTOMER shall pay the difference within 12 banking days after the date of the following two events, whichever comes last:

   . the date when the custom formalities are cleared for each consignment of the goods (determined by the standard stamp of the custom authority "CLEARED")

   . the date when the CUSTOMER receives from the SELLER the package of the properly processed documents as indicated in 4.1. of this Contract.

3.5. The goods which cannot be delivered to the Russian Federation within the period of 90 days after the date of the advance payment was transferred shall be delivered under a separate contract made between the PARTIES.

If it is impossible to deliver the goods, which have been paid for under this Contract, within 90 days after the advance payment is transferred, then the SELLER shall return the advance payment as specified under bullet 2 of 3.4.2, or, subject to approval of the CUSTOMER,the CUSTOMER shall obtain the license of the Central Bank of the Russian Federation for capital transfer operations.

4.       OBLIGATION OF THE SELLER TO PROVIDE DOCUMENTS

4.1. The SELLER shall provide the CUSTOMER with the following package of documents for each consignment of the goods:

         1) Commercial invoice  - original;
         2) Packing list (shipping specifications) - original;
         3) Loading plan of the container - original;
         4) Bill of lading c.i.f. Vanino or Khabarovsk by air (the 1st original and one copy);
         5) Certificate of quality (one original and one copy) as specified in
            6.2 of the Contract;
         6) Insurance certificate (the 1st original and one copy);

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At the request of the CUSTOMER, the SELLER shall send via fax or mail copies of the invoices of the vendors (manufacturers) of the goods within 10 calendar days.

For this purpose, the SELLER shall keep the invoices of the vendors (manufacturers) for no less than 3 years.

4.2. No later than 5 days after the shipping, the SELLER shall e-mail to the CUSTOMER the following documents for Russian translation: commercial invoice, packing list (shipping specifications), container loading plan.

The documents translated into Russian as specified in this paragraph shall be signed and stamped by the SELLER for their further presentation to the Russian customs authorities.

The SELLER shall inform the CUSTOMER about appointing a representative in Khabarovsk who is authorized to sign and stamp the specified documents.

4.3. No later than 3 days after the shipping of goods by sea and no later than the day next to the shipping of goods by air, the CUSTOMER shall receive via fax the following documents: a copy of the bill of lading, insurance certificate and certificate of quality.

The originals of the documents specified in the above paragraph shall be sent to the CUSTOMER by express-mail no later than 3 days after the shipping.

5.       OBLIGATION OF THE SELLER TO PACKAGE AND MARK GOODS

5.1. All delivered goods shall have the packaging ensuring the safe freight of machinery and their parts and suitable for handling by crane, lifting devices and manual carriage. Electric equipment shall be properly wrapped to protect it from salt.

5.2. All delivered goods shall be properly marked. Marking shall be made on each package (box) and on each piece of the machinery which was delivered unpacked. The markings shall be made using indelible paint and shall include the following information:

         Consignor

         Final destination point

         Via (destination points)

         Contract #

         Place #

         Number of pieces

         Gross weight

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         Net weight

6.       OBLIGATIONS OF THE CUSTOMER AND THE SELLER

6.1. No later than 10 days before the shipping of the goods, the SELLER shall inform the CUSTOMER via fax about the readiness of the goods for shipping.

6.2. The SELLER shall provide the CUSTOMER with the following no later than the date of the arrival of the goods to the destination port:

- the certificates of the State Standard of Russia if the company-manufacturer of the goods is accredited in the Russian Federation through representatives of the company-manufacturer in Russia.

- the international certificates, if the company-manufacturer of the goods is not accredited in the Russian Federation.

6.3. The CUSTOMER is responsible for obtaining export and import licenses and also other licenses if such are required and for covering expenses associated with them under this Contract on the territory of the Russian Federation. The SELLER is responsible for obtaining export and import licenses and also other licenses if such are required and for covering expenses associated with them under this Contract outside the territory of the Russian Federation.

6.4. The SELLER shall give to the CUSTOMER the same guarantee for the goods delivered as the guarantee of the manufacturer.

6.5. The SELLER shall provide the CUSTOMER with the same technical literature and instructions for the goods delivered as the provided by the manufacturer.

7.       FORCE MEJEURE

If the implementation of this Contract is suspended due to military actions, embargo, blocade, strikes, acts of state authorities or other circumstances which are out of control of the PARTIES under this Contract and are force-majeure, the PARTIES shall not be liable for any delays in the implementation of the Contract or failure to implement this Contract during the entire period of force-majeure circumstances.

8.       LEGISLATION OF THE CONTRACT / SETTLEMENT OF DISPUTES

This Contract shall be controlled by and interpreted in accordance to the legislation of the Russian Federation, regardless of possible conflicts between certain legal regulations contained in this Contract and the UNO Convention on the International Trade Contracts. Should any

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disputes, disagreements or issues arise between the PARTIES following the signing of the Contract, such disputes, disagreements or issues shall be settled by the International Arbitrary Court of Trade at the Chamber of Commerce and Industry in Moscow. The language of the dispute settlement shall be English. The decision regarding the amounts of judgement can be submitted to any court which has the proper jurisdiction. The above court may be petitioned to legally approve the decision and to order its implementation.

9.       LEGAL ADDRESSES AND BANK ACCOUNTS:


CUSTOMER:

Close Joint Stock Company

"Forest-Starma"

INN 2727001900

Legal address: Vanino, Khabarovsky Region,
1-Chekhova Street, apartment # 3, 682660, Russian Federation

Mailing address: Komsomolsk-on-Amur, Khabarovsky Region, 1-Alleya Truda, Russian Federation.

tel. 7 (42 172) 47-261

fax: 7 (42 172) 44-172


BANK ACCOUNT OF THE CUSTOMER:

Komsomolsk-on-Amur Affiliate of the RegioBank, Khabarovsky Region, 3-Krasnoarmeyskaya St.

Current foreign currency account: No. 407 028 407 080 302 00405

Transit Account:   No. 407 028 402 080 310 00405

BIK 040825721,

Corresponding Account  No. 303 018 400 080100 11001

SELLER:


BANK ACCOUNT OF THE SELLER

10.      OTHER CONDITIONS

10.1. All Attachments, Addenda and changes to this Contract shall be considered effective provided they are properly processed both in English and Russian and are signed with two signatures of the CUSTOMER:

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First signature: General Director (or his Deputy) or Financial Director (or his
Deputy) or Person with the properly processed power-of-attorney;

Second signature: Chief Accountant (or his Deputy).

The properly processed and signed Attachments, Addenda and changes are an integral part of this Contract.

10.2. The PARTIES agree that fax copies of the documents drawn under this Contract (including Attachments, Addenda and changes) shall be considered legally operative until the originals of the documents are received.

10.3. Neither of the PARTIES shall transfer its rights and liabilities under this Contract to any third party, except legal cessionaries, without obtaining a prior written approval from the other PARTY.

10.4. This Contract shall enter into force on the day indicated on the first page of the Contract.

10.5. The custom clearance of the last consignment of the goods delivered under this Contract must be completed by June 1, 2002.

If the terms of the last delivery with regard to Attachments and Addenda to this Contract stipulate that the final payment for the goods must be made after they are cleared from custom formalities following their import to the Russian Federation, then the last payment (i.e. final payment for the goods) must be made no later than 30 banking days after the date the last consignment of the goods are cleared from custom formalities.

10.6. The expiration of the Contract shall not free the PARTIES from their contract obligations which appeared before June 1, 2002, or the liability for failure to meet its obligations or the liability for the improper implementation of its obligations.

10.7. This Contract has been signed in three Russia duplicate originals and three English duplicate originals. All duplicate originals are equally authoritative.


CUSTOMER:

JSC "Forest-Starma"

/s/ David Daggett
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David Daggett
General Director

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/s/ Valery Limarenko
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Valery Limarenko
First Deputy General Director

SELLER:

/s/ Dan Turner
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Dan Turner
President

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